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Exhibit 10.22

RETENTION AGREEMENT

    This Retention Agreement (the "Agreement") is made and entered into effective as of December          , 2000, by and between                              (the "Director") and NetRatings, Inc., a Delaware corporation (the "Company").

R E C I T A L

    In order to provide the Director with enhanced financial security and sufficient encouragement to remain with the Company, the Board of Directors of the Company (the "Board") believes that it is imperative to provide the Director with certain benefits upon the involuntary termination of the Director's services as a board member of the Company provided that such termination was not for cause.

A G R E E M E N T

    In consideration of the mutual covenants herein contained and the continued service of the Director to the Company, the parties agree as follows:

    1.  Benefits upon removal from Board.

      (a)  Acceleration of Vesting.  Subject to Sections 1(b), and 1(d) below and as consideration for the covenants made herein by Director including Director's covenants in Section 3 herein, if the Director's service to the Company as a member of the Board terminates as a result of an Involuntary Termination (as defined in Section 2(c)) or through the failure of the Company's shareholders to re-elect such Director to the Board, then (i) the unvested portion of any stock option(s) held by the Director as of the date of this Agreement that were granted by the Company shall immediately accelerate and become fully vested, and such options shall remain exercisable for the period prescribed in the Director's stock option agreements and (ii) the Company's right of repurchase as to any shares sold to Director prior to the date of this Agreement pursuant to a restricted stock purchase agreement or similar agreement shall immediately lapse as to all shares issued pursuant to such agreement.

      (b)  280G Compliance.  In the event the Director becomes entitled to the benefits provided under this Agreement and/or any other payments or benefits with a Change of Control (as defined in Section 2(c)) of the Company (collectively, the "Payments"), and such Payments would result in a "parachute payment" as described in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of such Payments shall be either:

         (i) the full amount of the Payments, or

        (ii) a reduced amount which would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the "Excise Tax"),

  whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Director, on an after-tax basis, of the greatest amount of benefit. Unless the Company or the Director otherwise agree in writing, any determination required under this Section shall be made in writing by independent public accountants appointed by the Company and reasonably acceptable to the Director (the "Accountants"), whose determination shall be conclusive and binding upon the Director and the Company for all purposes. The Company shall bear all costs the Accountants may reasonably incur.

      (c)  Voluntary Resignation; Termination For Cause.  If the Director voluntarily resigns from the Board (and such resignation is not an Involuntary Termination defined in Section 2(c)), or if the Board terminates the Director's services as a Director for Cause, then the Director shall not be entitled to receive any benefits set forth in this Agreement.

      (d)  Release of Claims.  The Director shall not be entitled to any of the benefits described in this Section 1 unless and until the Director, in consideration for such benefits, executes a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right of the Director to be indemnified by the Company.

    2.  Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

      (a)  Cause.  "Cause" shall mean: (i) any act of personal dishonesty taken by the Director in connection with his responsibilities as a director which is intended to result in substantial personal enrichment of the Director; (ii) the Director's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iii) a willful act by the Director which constitutes misconduct and is injurious to the Company; and (iv) continued willful violations by the Director of the Director's obligations to the Company after there has been delivered to the Director a written demand for performance from the Company which describes the basis for the Company's belief that the Director has not substantially performed his duties.

      (b)  Change of Control.  "Change of Control" shall mean the occurrence of any of the following events: (i) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the "beneficial ownership" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the sale or disposition of all or substantially all of the assets of the Company; or (iv) the approval by the stockholders of the Company of a plan of complete liquidation of the Company.

      (c)  Involuntary Termination.  "Involuntary Termination" shall mean (i) without the Director's express written consent, the removal of the Director from the Board or the failure of the Company's shareholders to re-elect such Director to the Board other than for Cause; (ii) in the case of the Chairman of the Board, the removal of such Director from such position other than for Cause; (iii) the death or Disability (as defined in Section 2(d) below) of the Director; or (iv) any breach by the Company of any material provision of this Agreement.

Disability.  "Disability" shall mean the inability of the Director to perform his duties as a member of the Board as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Director (or the Director's legal representative).

    3.  Other Activities.

      (a) In order to protect the Company's valuable proprietary information, Director agrees that during Director's term of service to the Company and for a period of one (1) year following the termination of such services with the Company for any reason, Director shall not, as a compensated or uncompensated officer, director, consultant, advisor, partner, joint venturer, investor, independent contractor, employee or otherwise, provide any labor, services, advice or assistance to any of the following entities, which are direct competitors of the Company: Jupiter-Media Metrix, NetValue, Comscore Networks, PC Data, Forrester Research, Gartner Group, IDC; or to any other companies which the Board may determine from time to time are direct competitors of the Company. Director acknowledges and agrees that the restrictions contained in the preceding sentence are reasonable and necessary, as there is a significant risk that Director's provision of labor, services, advice or assistance to any of those competitors could result in the inevitable disclosure of the Company's proprietary information. Director further acknowledge and agree that the restrictions contained in this paragraph will not preclude Director from engaging in any trade, business or profession that Director is qualified to engage in. Notwithstanding the foregoing, Director is permitted to own, individually, as a passive investor up to a one percent (1%) interest in any publicly traded entity.

      (b) Upon the termination of Director's services to the Company as a member of its Board, Director shall not, for a period of twelve (12) months knowingly solicit for the purposes of employment or to hire, without prior written consent of the Company, any employee of the Company, either directly or indirectly through an associated company, employee search or placement firm or any other third party.

    4.  Successors.

      (a)  Company's Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the Company's obligations under this Agreement.

      (b)  Director's Successors.  Without the written consent of the Company, the Director shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of the Director hereunder shall inure to the benefit of, and be enforceable by, the Director's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

    5.  Notices.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Director, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

    6.  Miscellaneous Provisions.

      (a)  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the party hereto adversely affected thereby. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (b)  Whole Agreement.  This Agreement, any stock option agreements representing options, and any other restricted stock purchase agreement or similar agreement represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, including the Change of Control Agreement entered into between the Company and Director dated                             . Nothing in this Agreement, however, is intended to affect the rights of the Director, or the covered dependents of the Director, under any applicable law with respect to health insurance continuation coverage.

      (c)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

      (d)  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      (e)  Arbitration.  The Company and the Director agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

      (f)  No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this Section 6(f) shall be void.

      (g)  Employment Taxes.  Payments made pursuant to this Agreement may be subject to withholding of applicable income and employment taxes.

      (h)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	NETRATINGS, INC.
By:

Title:

EMPLOYEE:	[DIRECTOR NAME]

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RETENTION AGREEMENT
R E C I T A L
A G R E E M E N T